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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE:

Contact:     United Dental Care, Inc.
Mr. John W. McCarty
Senior Vice President and Chief Financial Officer
(972) 855-5892

Protective Life Corporation
Mr. Jerry W. DeFoor
Vice President and Controller
(205) 868-3515


                       UNITED DENTAL CARE TO BE ACQUIRED
                         BY PROTECTIVE LIFE CORPORATION


DALLAS, TEXAS AND BIRMINGHAM, ALABAMA (March 11, 1998) -- United Dental Care, Inc. (NASDAQ/NM:UDCI) and Protective Life Corporation (NYSE:PL) today jointly announced a definitive agreement in which Protective Life Corporation will acquire United Dental Care. The purchase price per share of United Dental Care common stock is payable in a combination of $9.31 in cash and 0.14465 shares of Protective's common stock (before taking into account Protective's recently announced 2-for-1 stock split payable April 1). The definitive agreement also establishes collars at $55 and $79 per Protective common share before adjustment for the stock split. The transaction, which values the outstanding common stock of United Dental Care at approximately $175 million, is subject to approval by United Dental Care stockholders, regulators and other customary closing conditions.

William H. Wilcox, president and chief executive officer of United Dental Care, said, "We believe that our joining forces with Protective is in the best interests of our customers, our stockholders, and our employees. The combining of these two companies will result in a larger, stronger organization that is better positioned to achieve its goals and succeed in a dynamic marketplace. This transaction substantially increases Protective's dental membership, and the combined management strength and operational excellence of the two organizations will further enhance the superior service available to the customers of both companies."


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UDCI to be Acquired by
    Protective Life
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March 11, 1998

Drayton Nabers, Jr., chairman and chief executive officer of Protective, stated, "This is a strategic acquisition for Protective. United Dental Care has one of the best franchises in the dental managed care industry. It has a good brand name, a solid customer base and an excellent network of dental providers. The transaction will give us additional economies in the dental managed care industry. We will become the nation's third largest dental managed care company. By combining our DentiCare operations with United Dental Care's operations, we will have a coast-to-coast network providing even better service and geographic scope to our customers. We are delighted to have this opportunity to expand in this growth market."

Protective, with annual revenues of approximately $1.1 billion and assets of $10.5 billion, provides financial services through the production, distribution and administration of insurance and investment products throughout the United States and Hong Kong. Protective has over 500,000 members in its dental managed care network and provides dental indemnity insurance to an additional 600,000 customers. Protective's dental managed care products are licensed in 13 states with its primary marketing territories being Florida, Georgia, Tennessee and Oklahoma.

United Dental Care provides dental coverage to approximately 1.8 million members and is a leading provider of managed dental benefit plans, providing a broad range of dental benefit programs to employers and third parties across the U.S. from offices in 32 major markets. The Company has over 100,000 members in each of Arizona, Texas, New Jersey, New Mexico, Missouri and Colorado.

This release includes "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties. Neither company can give assurance that such statements will prove to be correct. With respect to United Dental Care, important factors that could affect actual results include, but are not limited to, the actual loss ratio on the Company's dental indemnity business, the future cost of dental services performed under the Company's point-of-service dental plans, the effectiveness of certain administrative changes to the Company's operations and the actual sales of the Company's products. With respect to Protective, please refer to
Exhibit 99 of Protective's most recent Form 10-Q or the Management's Discussion and Analysis section of Protective's most recent Annual Report to Stockholders for more information about factors which could affect future results.

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